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Exhibit 21.1

Subsidiaries of Power Medical Interventions, Inc.

Power Medical Interventions Deutschland GmbH (Gesellschaft mit beschränkter Haftung), a German limited liability company

Power Medical Interventions France, SA

Power Medical Interventions Japan, Inc.

Power Medical Vascular, Inc., a Pennsylvania corporation

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  Exhibit 21.1
Subsidiaries of Power Medical Interventions, Inc.